EXHIBIT 10.13

                            MASTER SERVICES AGREEMENT

         This MASTER SERVICES AGREEMENT ("Agreement"), is entered into effective March , 1999 (the "Effective Date"), by and between JVWeb, Inc., a Delaware corporation, having a principal place of business at 5444 Westheimer Road, Suite 2080, Houston, TX 77056 ("JVWeb"), and Lernout & Hauspie Speech Products, S.A./N.V., a corporation organized under the laws of Belgium, having a principal place of business at Sint-Krispijnstraat 7, 8900 Ieper, Belgium ("L&H").

1.       SERVICES.

(a) Work Orders.. JVWeb may wish to have L&H perform services for it as a subcontractor from time to time in connection with services that JVWeb provides for its customers (the "Customers"). Such services shall be documented in a Work Order signed by authorized representatives of both parties. For purposes of this Agreement, "Services" shall mean the services performed under a Work Order. Each Work Order shall become part of this Agreement upon its execution by both parties.

(b) General Nature of Services. The Services will consist of Web page design and maintenance services and related crisis services, each as further described on Exhibits A-C and in the applicable Work Order.

(c) Conduct of Services. All work shall be performed in a workmanlike and professional manner to JVWeb's reasonable satisfaction, in conformity with the applicable performance standards on Exhibit A, and in any applicable Work Order, and any materials provided shall be free from defects in materials and workmanship. Any nonconformity with the foregoing standards shall be corrected by L&H at its expense. All work product delivered to JVWeb or the Customer shall be free from any and all liens or encumbrances at the time of delivery. Time is of the essence in the performance of the Services.

(d) Commencement and Progress of Work. L&H agrees to commence the work on the date specified in the Work Order and to perform all work diligently thereafter to completion. Except as otherwise provided in Exhibit C or the applicable Work Order, if, in the opinion of JVWeb, L&H is not meeting the deadlines set forth in the Work Order, JVWeb may give L&H notice in writing allowing L&H forty-eight
(48) hours within which to supply necessary services and material described therein to meet the Work Order deadlines. Should L&H fail or refuse to comply with the written request, JVWeb may terminate this Agreement and/or the applicable Work Order pursuant to the provisions in Section 6. If the Customer, at any time, orders JVWeb to suspend work, JVWeb may order L&H to suspend work until such time as JVWeb directs L&H to proceed. This Agreement shall remain in effect during the period of suspension or delay and JVWeb shall not be liable to L&H therefor. L&H waives any right to make any claim against JVWeb or Customer for any delay in its commencement or progress, suspension or interruption in said work, whether caused by JVWeb, Customer, governmental agencies, other subcontractors or suppliers or any other party.

(e) Method of Performing Services. L&H will determine the method, details, and means of performing the work to be carried out for JVWeb under each Work Order. JVWeb shall have no right to, and shall not, control the manner or determine the method of accomplishing such work. JVWeb may, however, require L&H's personnel to observe at all times the security and safety policies of JVWeb or the Customer for whom L&H is performing the Services under the applicable Work Order. In addition, JVWeb shall be entitled to exercise a broad general power of supervision and control over the results of work performed by L&H to ensure satisfactory performance. This power of supervision shall include the right to inspect, stop work, make suggestions or recommendations as to the details of the work, and request modifications to the scope of the Work Order.

(f) Use of Subcontractors. L&H may not use any subcontractor to perform the Services without the prior written approval of JVWeb. All such subcontractors must agree in writing to be bound by this Agreement and L&H shall remain responsible for all work performed by its subcontractors

(g) Assignment of Personnel. JVWeb may interview the personnel L&H assigns to JVWeb's work. L&H personnel may also be subject to security investigation, and may be rejected or removed from a project upon request by JVWeb, with or without cause.

(h) Changes. No charges shall be made for any extra work or changes unless such changes are approved in advance by an authorized representative of JVWeb. If any change, alteration, deviation or extra work is performed, whether requested by Customer or not, without the prior written approval by JVWeb, JVWeb shall have no liability or responsibility for the work performed or any expenses incurred or payments sought in connection with such change, deviation, alteration or extra work. L&H acknowledges that this provision may not be waived orally or by course of dealing or conduct of the parties. If a Change Order results in reducing the amount or cost of the work described in the Work Order, JVWeb shall be entitled to a corresponding credit in the amounts payable under the Work Order.

(i) Reporting. The general manager of each party who is responsible for the performance of the Services is identified on Exhibit A. In addition, each party may designate a project manager under an individual Work Order for purposes of reporting on the day-to-day performance of the Services. Each party shall direct communications relating to the Services or an individual Work Order to the appropriate designated manager of the other party. JVWeb and L&H shall develop appropriate administrative procedures for performance of the Services and for progress reporting.

(j) Place of Work. L&H's personnel will determine the appropriate location for the performance of the Services. JVWeb agrees to provide reasonable access to its facilities to permit L&H or its personnel in order to perform Services and will use diligent efforts to obtain such consent, when required, from the Customers.

(k) Workplace Requirements. L&H agrees to observe JVWeb's and Customer's rules and policies relating to security of, access to, and use of the premises, and relating to the safety and health of personnel.

(l) Loaned Materials. Any documents, tools, equipment, or other materials supplied to L&H by JVWeb are for use in performing the Services only and must be returned in the same condition supplied (reasonable wear and tear excepted) upon completion or termination . L&H shall not remove from JVWeb' or Customer's premises any property of JVWeb or Customer, including, but not limited to, proprietary or confidential information, without the prior written consent of JVWeb.

(m) Most Favored Customer. L&H will offer the Services to JVWeb and provide such Services at the lowest price that L&H charges any purchaser of its services for the same or comparable services. Not more frequently than annually and upon reasonable advance notice, JVWeb shall have the right to audit L&H's records in order to confirm its compliance with this provision. Such auditor shall be independent and bound by the provisions of Section 4 (Confidential Information) hereof and shall be reasonably acceptable to L&H. JVWeb shall be responsible for all costs associated with said audit unless the audit discloses a breach of this provision, in which event L&H shall be responsible for the audit costs.

(n) Exclusivity. During the term of this Agreement, L&H will perform Services in the United States (or under agreements originating within the United States regardless of where the Services are performed) exclusively through JVWeb. This provision shall apply only to the Services and shall not apply to speech recognition products or any related services offered by L&H or any of its affiliated entities.

2.       PRICES, CONSIDERATION AND PAYMENT TERMS.

(a) Prices. Attached to Exhibit A as Schedule A-1 is a list summarizing the prices that L&H charges for its services as of the Effective Date. Except as otherwise provided on the applicable Work Order, L&H will charge and JVWeb will pay the prices stated on Schedule A-1 for the Services. Subject to the limitation in Section 1(m), L&H may change the prices listed on Schedule A-1 upon not less than sixty (60) days written notice to JVWeb, provided that any increase in prices shall not be effective with respect to any outstanding Work Order which does not permit JVWeb to pass such increases through to its Customer.

(b) Consideration. In consideration of the Services, JVWeb will pay L&H as follows:

(i) General Web Page Design and Maintenance Services. With respect to any Services other than Crisis Services which are performed in the United States or under an agreement which originates in the United States (regardless of where the Web site is located or where the services are actually performed), JVWeb will pay L&H the amount specified in Schedule A-1 to Exhibit A or the price to which the parties otherwise agree in the individual Work Order.

(ii) Crisis Services. With respect to any Crisis Services which are performed in the United States or under an agreement which originates in the United States (regardless of where the Web site is located or where the services are actually performed), JVWeb will pay L&H fifty percent (50%) of the gross revenue that JVWeb receives for Crisis Services performed under agreements originating in the United States (regardless of where the Web site is located or where the services are actually performed).

(iii) Hosting Services. In addition to the compensation that L&H receives directly in connection with the performance of the Services, JVWeb will pay L&H fifty percent (50%) of all profits that it receives in connection with its performance of Web site hosting services for any Customer who also receives Services from L&H.

(c)      Payment Terms.

(i) Payment by Invoice. For Services other than Crisis Services or for any other expenses or services for which L&H claims payment, L&H will submit invoices to JVWeb not more frequently than biweekly. Such invoices shall be for the costs incurred since the prior invoice and shall indicate in reasonable detail the basis for the claim for payment. Subject to Section 10 (c), payment in full for any undisputed invoice is due within thirty
     (30) days of the date of such invoice.

(ii) Quarterly Payment for Crisis Services. JVWeb will make payments to L&H for Crisis Services for which JVWeb has received revenue during each calendar quarter within thirty (30) days after the close of such quarter. JVWeb will include with such payment a report indicating the basis for payment in reasonable detail such that L&H can independently calculate the amount due for that period.

(d) Expenses. Subject to payment by JVWeb of those costs and expenses which are made part of a Work Order, L&H shall be responsible for all costs and expenses incident to the performance of Services, including all costs incurred by L&H to do business.

3.       TREATMENT OF L&H PERSONNEL

(a) Compensation of L&H Personnel. L&H shall be solely responsible for payment of compensation to its personnel. L&H shall pay and report, for all personnel assigned to JVWeb's work, federal and state income tax withholding, social security taxes, and unemployment insurance applicable to such personnel as employees of L&H. L&H shall bear sole responsibility for any health or disability insurance, retirement benefits, or other welfare or pension benefits, if any, to which such personnel may be entitled. L&H agrees to defend, indemnify, and hold harmless JVWeb and each of its Customers, and their respective officers, directors, employees and agents, and the administrators of their respective benefit plans, from and against any claims, liabilities, or expenses relating to such compensation, tax, insurance, or benefit matters; provided that JVWeb shall (1) promptly notify L&H of each such claim when and as it comes to JVWeb's attention; (2) cooperate with L&H in the defense and resolution of such claim; and (3) not settle or otherwise dispose of such claim without L&H's prior written consent, such consent not to be unreasonably withheld.

(b) Workers' Compensation. Notwithstanding any other workers' compensation or insurance policies maintained by JVWeb or its Customers, L&H shall procure and maintain workers' compensation coverage sufficient to meet the statutory requirements of every state in which L&H personnel are engaged in JVWeb's work.

(c) L&H Agreements With Personnel. L&H shall obtain and maintain in effect written agreements with each of its personnel who participate in any of JVWeb's work under any Work Order. Such agreements shall contain terms sufficient for L&H to comply with all provisions of this Agreement, and shall confirm that such personnel shall have no status as employees of JVWeb and no claim under any JVWeb benefit plan.

(d) State and Federal Taxes. As neither L&H nor its personnel are JVWeb's employees, JVWeb shall not take any action or provide L&H's personnel with any benefits or commitments inconsistent with any of such undertakings by L&H. In particular, JVWeb will not (1) withhold FICA (Social Security) from L&H's payments, (2) make state or federal unemployment insurance contributions on behalf of L&H or its personnel, (3) withhold state and federal income tax from payment to L&H, (4) make disability insurance contributions on behalf of L&H, or (5) obtain workers' compensation insurance on behalf of L&H or its personnel.

4.       CONFIDENTIALITY

         L&H shall maintain in strict confidence, and shall use and disclose only as authorized by JVWeb, all JVWeb or Customer information of a competitively sensitive or proprietary nature that it receives in connection with the work performed for JVWeb pursuant to each Work Order. L&H shall require its personnel to agree in writing to do likewise. JVWeb shall take reasonable steps to identify for the benefit of L&H and its personnel any information of a competitively sensitive or proprietary nature, including by using confidentiality notices in written material where appropriate. These restrictions shall not be construed to apply to (1) information generally available to the public; (2) information released by JVWeb generally without restriction; (3) information independently developed or acquired by L&H or its personnel without reliance in any way on other protected information of JVWeb; or (4) information approved for the use and disclosure of L&H or its personnel without restriction. Notwithstanding the foregoing restrictions, L&H and its personnel may use and disclose any information (1) to the extent required by an order of any court or other governmental authority or (2) as necessary for it or them to protect their interest in this Agreement, but in each case only after JVWeb has been so notified and has had the opportunity, if possible, to obtain reasonable protection for such information in connection with such disclosure.

5.       INTELLECTUAL PROPERTY;  OWNERSHIP OF WORK PRODUCT

(a) Ownership of Intellectual Property and Work Product. JVWeb, its Customers, and L&H shall retain all ownership rights in the materials and the intellectual property owned by each of them prior to the commencement of the Services and nothing herein shall be construed as constituting an assignment or transfer of such rights. With respect to any work product that L&H or its personnel develops or creates in connection with the performance of the Services, all copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship shall belong exclusively to JVWeb or its Customers and shall, to the extent possible, be considered a work made for hire for JVWeb within the meaning of Title 17 of the United States Code. L&H automatically assigns, and shall cause its personnel automatically to assign, at the time of creation of the work product, without any requirement of further consideration, any right, title, or interest it or they may have in such work product, including any copyrights or other intellectual property rights pertaining thereto. Upon request of JVWeb, L&H shall take such further actions, and shall cause its personnel to take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

(b) License to L&H Pre-Existing Works. To the extent that preexisting work or materials owned or licensed by L&H are included in any work product, L&H grants to JVWeb or its Customer, as applicable, an irrevocable, nonexclusive, perpetual worldwide, royalty-free right and license to use, execute, reproduce, display, perform, and distribute (internally and externally) copies of, and prepare derivative works based on, such work and materials, and the right to authorize others to do any of the foregoing.

(c) L&H Tools. Notwithstanding Section 5(a), any routines, libraries, tools, methodologies, processes, or technologies created, adapted, or used by L&H in its business generally, including all associated intellectual property rights (collectively, the "Development Tools") shall be and remain the sole property of L&H, and JVWeb or its Customers shall have no interest in or claim to such Development Tools except as necessary to exercise its rights in the work product. Subject to the intellectual property rights of JVWeb and/or its Customers, nothing in this Agreement shall be construed to preclude L&H from acquiring, developing, marketing, or enhancing for itself or others similar technology performing the same or similar functions as the technology used or created pursuant to this Agreement.

(d) Residual Rights of Personnel. Notwithstanding Section 5(a), L&H and its personnel shall be free to use and employ its and their general skills, know-how, and expertise, and to use, disclose, and employ any generalized ideas, concepts, know-how, methods, techniques, or skills gained or learned during the course of any assignment, so long as it or they acquire and apply such information without disclosure of any confidential or proprietary information of JVWeb or its Customer and without any unauthorized use or disclosure of Work Product.

6.       TERM AND TERMINATION

(a) Term. The term of this Agreement shall commence on the date set forth above and shall continue for a minimum period of three (3) years, and thereafter for as long as JVWeb seeks or obtains services from L&H unless either party expressly terminates it by not less than sixty (60) days' notice to the other party.

(b)      Termination.

(i) Termination of Work Order by Customer. If a Customer requires JVWeb to terminate the applicable Work Order without cause, it may do so upon ten
     (10) days prior  written  notice,  and in such event JVWeb shall pay to L&H the reasonable value of L&H's prior performance, if any, up to the termination date, which payment shall be no more than the rate specified in the applicable Work Order prorated to reflect the percentage of work that is completed as of the date of such termination; or, if the Work Order is performed as a lump-sum contract, the reasonable value shall be L&H's cost of work and materials to date, plus ten percent (10) per cent, but shall not exceed the contracted lump sum. In the event of such termination, L&H shall not be entitled to any payment for anticipated profits or compensation for uncompleted portions of the work hereunder.

(ii) Termination for Breach. In addition to the foregoing, if either party defaults in the performance of any of its material obligations under the Agreement and the default remains uncured for a period of thirty (30) days after receipt by such party of written notice thereof from the other party, then the injured party, in addition to any other rights and remedies available, may terminate the applicable Work Order and/or this Agreement at any time by giving notice thereof in writing to the defaulting party. Any termination by L&H of this Agreement under this Section 6(b)(iii) will be subject to L&H's obligation to complete performance under any Work Order where work is in progress and where L&H's cessation of work would cause JVWeb to default under the agreement with a Customer.

(iii)Bankruptcy. Either party may terminate this Agreement in the event that the other party files for bankruptcy or becomes an involuntary participant in a bankruptcy proceeding, if such proceedings are not dismissed within ninety
     (90) days after commencement; or such party announces that it has ceased or intends to cease to do business.
(iv) Termination of Work Orders. JVWeb may, at its sole option, terminate any Work Order, or any portion thereof, upon thirty (30) days' advance written notice. Upon receipt of such notice, L&H shall advise JVWeb of the extent to which performance has been completed through such date, and collect and deliver to JVWeb whatever work product then exists in the manner requested by JVWeb. L&H shall be paid for all work performed through the date of termination.

(v) Survival of Obligations Upon Termination. In addition to any provisions which survive termination of this Agreement in accordance with their express terms, all provisions of this Agreement which by their nature would be useful to the interpretation or the enforcement of rights and remedies under this Agreement after its termination shall survive termination.

7.       INDEMNITY

(a) Generally. To the fullest extent permitted by law, L&H shall defend, indemnify and hold harmless JVWeb and the Customer (including their affiliates, parents and subsidiaries and their agents, officers and employees) from and against all claims, damages, loss and expenses (including attorney's fees) arising out of or resulting from the performance or nonperformance of this Agreement (including any Exhibit or Work Order) by L&H, including, but not limited to, any action alleging a breach of warranty (express or implied) or defect or negligence or poor workmanship relating to work performed by L&H, or not performed by L&H where the work should have been performed by L&H; or alleging failure to comply with applicable laws, regulations and ordinances, including, without limitation, any fines, penalties or corrective measures; or alleging that any Services or work product that L&H provides infringes any patent, copyright, trade secret, trademark, or any other intellectual property or proprietary right.

(b) No Limitation of Liability for Suits by Employees. In any and all claims against JVWeb or the Customer (including their affiliates, parents and subsidiaries and their agents, officers and employees) by L&H's direct or indirect employees or anyone for whose acts L&H may be liable under worker's compensation acts, disability benefit acts or other employee benefit acts, the indemnification obligation in Section 7.1 shall not be limited in any way with respect to the amount or type of damages, compensation or benefits payable by or for L&H under such acts.

(c) Procedure. Upon becoming aware of any claim, action or proceeding involving an indemnification obligation by L&H hereunder, JVWeb will promptly notify L&H of such claim, action or proceeding and will give L&H full and complete authority to defend and/or settle the matter. L&H shall not be responsible for any compromise made by JVWeb without the prior written consent of L&H.

          In any instance where the outcome of a claim of infringement of an intellectual property right is a finding of infringement and the use of the material is enjoined, or if, in the opinion of L&H, such material is likely to become the subject of a valid claim of infringement, L&H, at its own election and at its own expense shall (a) procure for JVWeb (or the Customer, as applicable) the right to continue using the allegedly infringing material; (b) modify the material so that it becomes non-infringing while still conforming with any applicable specifications; or (c) replace such materials with non-infringing materials which still conform with any applicable specifications. If L&H cannot comply with any of the foregoing measures, L&H will reimburse JVWeb for the materials in such amount as adequately compensates it.

8.       ASSURANCES

(a) No Conflict. As of the Effective Date, L&H does not, and during the term of hereof, L&H will not have any obligations to any third party that will in any way limit or restrict its ability to perform its obligations to JVWeb and the Customers hereunder. L&H agrees that it will not disclose to JVWeb or any Customer, or make use in the performance of any work hereunder, any trade secrets, or other proprietary information of any third party, unless L&H may do so without L&H, JVWeb, or the Customer incurring any obligation (past or future) to such third party for such work or any future application thereof.

(b)  No Solicitation.  During the term of this Agreement and for a period of six
     (6) months thereafter, L&H shall not, either directly or indirectly, solicit, entice, or persuade any employees of JVWeb or a Customer to terminate their employment with JVWeb (or the Customer) for any reason.

(c) Customers. L&H shall not, without the prior written consent of JVWeb, at any time during or for the period of six (6) months immediately following a JVWeb sales lead or Customer bid proposal or the final completion of the work resulting from a JVWeb sales lead or Customer bid proposal (whichever is later) either on its own behalf or on behalf of any other person, firm, company or organization directly or indirectly induce or seek to induce any Customer or prospective Customer not to do business, or to cease doing business under any agreement, with JVWeb.

9.       LIMITATION OF LIABILITY

         IN NO EVENT WILL JVWEB BE LIABLE TO L&H FOR ANY DAMAGES FOR DELAY, LOST PROFITS, OR OTHER SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH PERFORMANCE OF THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. The foregoing limitation of liability includes delays that are directly the fault of the Customer or JVWeb, or any third party.

10.      RELATIONSHIP OF AGREEMENT TO AGREEMENT WITH CUSTOMER

(a) Customer Approval of Terms. The parties recognize that Work Orders to this Agreement are subject to the approval of the Customer of corresponding terms in its agreement with JVWeb.

(b) Terms and Conditions of Agreement with Customer. This Agreement incorporates by reference, where applicable, all of the requirements, representations, obligations, remedies and liabilities that are imposed on JVWeb under its agreement with the Customer wherever it is reasonably contemplated or necessary for such to be imposed on L&H thereunder, including, without limitation, all provisions with respect to warranties, termination, default, liquidated damages, reprocurement costs, audits, delivery, performance schedules and force majeure, as well as any other provisions set forth in the applicable Customer agreement to the extent they relate to the services and materials to be provided hereunder. L&H further agrees to abide by the requirements, make the representations and accept the obligations, remedies and liabilities that are imposed on JVWeb under such Customer agreement, where it is contemplated or necessary for such to be imposed on a L&H thereunder. The applicable provisions shall be set forth in the Work Order.

(c) Payment Conditioned Upon Receipt of Revenue. Notwithstanding the obligation of the Customer to pay JVWeb for Services under the Customer Agreement, under no circumstance shall JVWeb be obligated to pay L&H for such Services until it receives payment from Customer therefor.

11.      DISPUTE RESOLUTION

(a) Generally. The parties desire to resolve certain disputes, controversies and claims arising out of this Agreement without litigation. Accordingly, except in the case of (i) a dispute, controversy or claim relating to a breach or alleged breach on the part of either party of the provisions of Section 5, (ii) a suit, action or proceeding to compel L&H to comply with its obligations to indemnify JVWeb pursuant to Section 7 of this Agreement or (iii) a suit, action or proceeding to compel either party to comply with the dispute resolution procedures set forth in this Section 11, the parties agree to use the following alternative procedure as their sole remedy with respect to any dispute, controversy or claim arising out of or relating to this Agreement or its breach. The term "Arbitrable Dispute" means any dispute, controversy or claim to be resolved in accordance with the dispute resolution procedure specified in this
Section 11.

(b) Informal Resolution. At the written request of a party, each party shall appoint a knowledgeable, responsible representative to meet and negotiate in good faith to resolve any Arbitrable Dispute arising under this Agreement. The parties intend that these negotiations be conducted by nonlawyer, business representatives. The discussions shall be left to the discretion of the representatives. Upon agreement, the representatives may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. Discussions and correspondence among the representatives for purposes of these negotiations shall be treated as confidential information developed for purposes of settlement, shall be exempt from discovery and production, and shall not be admissible in the arbitration described below or in any lawsuit without the concurrence of all parties. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in the arbitration or lawsuit.

(c) Arbitration. If the negotiations do not resolve the Arbitrable Dispute within sixty (60) days of the initial written request, the Arbitrable Dispute shall be submitted to binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association presided over by a single arbitrator selected pursuant to those rules. A party may demand such arbitration, in accordance with the procedures set out in those rules, at the office of the American Arbitration Association closest to the other party. Discovery shall be controlled by the arbitrator and shall be permitted to the extent set out in this Section. Each party may submit in writing to a party, and that party shall so respond, to a maximum of any combination of thirty-five (35) (none of which may have subparts) of the following: interrogatories, demands to produce documents and requests for admission. Each party is also entitled to take the oral deposition of up to two (2) individuals of another party. Additional discovery may be permitted upon mutual agreement of the parties. The arbitration hearing shall be commenced within sixty (60) days of the demand for arbitration and the arbitration shall be held in a mutually acceptable location. The arbitrator shall control the scheduling so as to process the matter expeditiously. The parties may submit written briefs. The arbitrator shall rule on the Arbitrable Dispute by issuing a written opinion within thirty (30) days after the close of hearings. The times specified in this Section may be extended upon mutual agreement of the parties or by the arbitrator upon a showing of good cause. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

(d) Costs. Each party shall bear its own cost of these procedures. A party seeking discovery shall reimburse the responding party the cost of production of documents (to include search time and reproduction time costs). The parties shall equally share the fees of the arbitration and the arbitrator. The arbitrator may award attorneys' fees to the prevailing party as set forth in
Section 12 (l).

12.      GENERAL PROVISIONS

(a) Entire Agreement of the Parties. This Agreement supersedes any and all agreements, either oral or written, between the parties hereto with respect to the subject matter hereof and contains all the covenants and agreements between the parties with respect thereto. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Any modification of or amendment to this Agreement will be effective only if it is in writing signed by both parties.

(b) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States of America and the State of Texas as applied to agreements entered into and fully performed therein by residents thereof. The parties hereby exclude the applicability of the United Nations Convention on Contracts for the International Sale of Goods.

(c) Jurisdiction and Venue. L&H hereby submits to the binding jurisdiction of the courts of the State of Texas and the federal courts having jurisdiction over Texas for any dispute arising under this Agreement which may be adjudicated in a court of law pursuant to Section 11 hereof and agrees that it will not object to venue for any such action in Houston, Texas.

(d) Order of Precedence. To the extent practicable, this Agreement and any Work Order relating to it are to be construed as supplementing one another. Where a conflict arises which may only be resolved by giving precedence to one document, the Work Order will govern as to performance of the parties under that Work Order.

(e) Subcontracting and Assignment. L&H agrees that it will not subcontract or assign any of the work hereunder without submitting the identity of such subcontractor to JVWeb and without obtaining the prior written approval of JVWeb thereto. Subject to the foregoing restrictions, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of each party hereto. Any subcontract by L&H shall include and incorporate all of the provisions of this Agreement and any applicable Work Order and the parties thereto shall agree to be bound by such provisions.

(f) Relationship. L&H is an independent contractor of JVWeb under this Agreement, and nothing contained in this Agreement will be construed to (a) give either party the power to direct and control the day-to-day activities of the other, or (b) constitute the parties as partners, joint venturers, co-owners, or otherwise as participants in a joint or common undertaking. L&H, its agents and employees, will have no power or authority to certify, represent, act on behalf of, bind, or otherwise create or assume any obligation on behalf of JVWeb for any purpose whatsoever. L&H may not make any representations or certifications to any governmental body concerning the status of JVWeb. Any representations and certifications made by L&H shall be solely concerning the status of L&H. All financial obligations associated with L&H's business are the responsibility of
L&H. All agreements between L&H and its customers are L&H's exclusive responsibility. L&H will be solely responsible for, and will indemnify and hold JVWeb free and harmless from, any and all claims, damages or lawsuits arising out of the acts of L&H, its employees, servants, agents, or any of them.

(g) Severability and Waiver. The partial or complete invalidity of one of more provisions of this Agreement or the Work Orders to be performed hereunder shall not affect the validity or continuing force and effect of any other provision. The failure of either party to insist, in any one or more instances, upon the performance of any of the terms, covenants or conditions of this Agreement, or to exercise any right herein, shall not be construed as a waiver or relinquishment of such term, covenant, condition or right as respects further performance.

(h) Legal Compliance and Approvals. L&H shall perform its obligations hereunder in compliance with all applicable city, county, state and federal ordinances, codes, rules, laws, regulations and requirements. L&H is responsible for understanding and complying with all applicable codes and ordinances and complying with other requirements of city and county agencies and departments.

(i) No Discrimination. L&H agrees that in the performance of this Agreement it will not discriminate or permit discrimination against any person or group of persons on the grounds of sex, race, color, religion, or natural origin in any manner prohibited by the laws of the United States.

(j) Construction of Agreement. This Agreement is the product of negotiation by the parties and their attorneys and shall not be construed against either party as the drafting party.

(k) Notices. All notices, authorizations, and requests in connection with this Agreement shall be deemed given (i) five (5) business days after they are deposited with the local national mail of the sender, first-class postage prepaid; or (ii) the three (3) business day after they are sent by air express courier; and addressed as follows:

         JVWeb:                                              L&H:

         JVWeb, Inc.                                         Lernout & Hauspie Speech Products, S.A./N.V.
         5444 Westheimer Road                                Sint-Krispijnstraat 7
         Suite 2080                                          8900 Ieper, Belgium
         Houston, TX 77056                                   Attention: Douglas Imre
         Attention: Gregory J. Micek, President

With a copy to:                                              With a copy to:

                                                             Lernout & Hauspie Speech Products, S.A./N.V.
                              Sint-Krispijnstraat 7
                               8900 Ieper, Belgium
                           Attention: Robert Wooliams

or to such other address as a party may subsequently designate in writing.

(l) Public Announcements. Neither party shall make public information concerning the existence of this Agreement or any Work Order hereunder through press releases or other disclosures without the prior review and written consent of the other party, which consent shall not be unreasonably withheld. The terms of this Agreement shall at all times remain confidential.

(m) Attorneys' Fees. In the event of a dispute arising out of this Agreement, the prevailing party shall be entitled to recover its attorneys' fees.

(n) Insurance. L&H shall at its own expense effect and maintain for the duration of the Agreement such insurance as required by any applicable law and as appropriate in respect of its obligations under the Agreement. Such insurance shall include third party liability insurance and, where appropriate, professional indemnity insurance, each with an indemnity limit of not less than $1,000,000 for each and every claim.

(o) Continued Performance During Disputes. In the event of any controversy as to the duties and rights of the parties under this Agreement, or under any change order or order for additional work issued by JVWeb, L&H shall continue work, and shall complete work under any Work Order then in progress.

(p) Force Majeure. Neither party will be liable for any failure or delay in performing any of its obligations under the Agreement that is due to causes beyond its reasonable control, such as acts of God, the public enemy, war, strikes, or walk-outs, except that L&H is not excused for any default or delay resulting from a strike or walk-out against L&H as a member of an employees association or as a result of area wide bargaining and is not excused for delays resulting from weather conditions that can be normally anticipated for the area and time of year.

(q) Parties in Interest. This Agreement is enforceable only by L&H and JVWeb. The terms of this Agreement are not a contract or assurance regarding compensation, continued employment, or benefit of any kind to any of L&H's personnel assigned to JVWeb's work, or any beneficiary of any such personnel, and no such personnel, or any beneficiary thereof, shall be a third-party beneficiary under or pursuant to the terms of this Agreement.



         IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date.

JV WEB, INC.                       LERNOUT & HAUSPIE SPEECH PRODUCTS, S.A./N..V.



Greg J. Micek, President

                                   Name


                                   Title

                                    EXHIBIT A

1. Services. L&H shall provide the following services to the Customers: (a) General Web Page Design and Maintenance Services. The Web page design and maintenance services shall include, without limitation, services relating to business information consultancy, Web page design, implementation, testing, management, and maintenance, as further described in Exhibit B. (b) Crisis Services. The Crisis services shall include 24/7 crisis response to Web site errors meeting the performance and response standards set forth on Exhibit C. 2. General Performance Specifications. In addition to any other specifications set forth in the Agreement or under an applicable Work Order, all L&H work product delivered to JVWeb or the Customer shall meet the following requirements: (a) The work product, as incorporated into JVWeb's or the Customer's materials, as applicable, will be fully compatible (without modification, loss of performance, loss of use, or work or expense on the part of JVWeb) with changes to inputs, outputs, data or other Information in relation to dates arising in the year 2000 and beyond; and (b) The work product will continue to be free of defects appearing one hundred eighty (180) days of its acceptance arising from faulty design, workmanship, materials or L&H negligence; and (c) L&H shall have taken all reasonable steps in the preparation and delivery of the work product to ensure that the work product is not infected by viruses, including, without limitation, testing the work product using the latest commercially available detection software to test the Deliverables and any updates for viruses. For the purposes of this paragraph "viruses" shall include "logic-bombs" as they may be generally understood within the computing industry from time to time. 3. Managers. (a) JVWeb:
                  [insert contact information here.]
(b)      L&H:
                  [insert contact information here.]

4. L&H Prices. L&H prices are attached hereto as Schedule A-1.

                                    EXHIBIT B

--------------------------------------------------------------------------------
L&H Bidding and Proposal Procedures
--------------------------------------------------------------------------------
================================================================================
L&H Reference:
================================================================================





Prepared by                L&H

Date                       13 October 1999

Contact                    Bob Woolliams

Tel:                       01473 623232


This document and any information or descriptive matter set out herein is the confidential and copyright property of L&Hn S.A.C. (a wholly owned subsidiary of L&H), and must not be loaned, copied, or used for tendering or any other purpose without prior written permission. (C)

(C)     Lernout     &     Hauspie     1     Exhibit     B,    page    1    c:\my
documents\word\jvw\10k699\l&hagt.doc

Exhibit B, page 1
c:\my documents\word\jvw\10k699\l&hagt.doc


1.   Executive Summary.................................................................................2


2.   Phase 1 -Business Information Consultancy.........................................................3


3.   Phase 2 -design and build.........................................................................8


4.   Site marketing and launch.........................................................................9


5.   Site management..................................................................................10


6.   Costing..........................................................................................11


7.   Commercial.......................................................................................12



Executive Summary

         This section would define the identified requirements of the client, the solution recommended by L&H, and purpose of the proposal, including a brief outline of the two phases (see below).

Phase 1 - Business Information Consultancy

         The purpose of the business information consultancy varies according to the scale of the project: where a client needs to place very specific information on-line, it would consist simply of a functional requirement capture. Where the project is larger and broader in nature, it could include a full range of business information audit activities.


         In all cases the deliverables from Phase 1 will be used to develop a detailed scope of supply for Phase 2. Any prices supplied to the client for design and build during Phase 1 would be estimated prices.

Define audiences, internal and external

         The purpose of this activity is to establish who the web-site is aimed at, and how the needs of the target audience will affect the look and feel, functionality and navigation structure.


         This phase would also be used to determine if the web-site was required in more than one language, and if so, how the multi-lingual elements of the project would be handled.


         The deliverable would be a brief, summary report, outlining L&H's understanding of the site's audiences and any multilingual issues. L&H would then request that the client sign off the report, to confirm that L&H's understanding of these issues was correct and complete.

Develop branding - look and feel

         The purpose of this activity is to establish the graphical identity that should be created for the web-site. It includes gaining an understanding of the client's brand identity and corporate style, or, where no brand exists, identifying the work that is required to create a brand on behalf of the client.


         Once an understanding of brand has been gained, L&H would normally produce concept visuals, demonstrating the proposed colour scheme, look and feel, use of imagery, etc. L&H would ask that the concept visuals be signed off before the project progresses. While some minor design changes are inevitable following the sign off, the client's signature indicates an acceptance of the general look and feel.







Define roles and responsibilities

         The purpose of defining roles and responsibilities is to ensure that when development work starts, key roles have been identified. These may include the client, the client's representative on technical matters, and members of the company that own particular types of information (such as sales information, marketing information, etc.).


         It will also include defining the roles of the L&H project team - this would be especially important where the project was being developed in multiple offices, or if the project was being developed in conjunction with a strategic partner.


         The ultimate objective would be to ensure that all parties involved in the project understand who has ownership of what development processes. This allows effective project management. The deliverable from this would be a contact details list, for distribution to client staff and L&H personnel. It would briefly summarise the roles of all designated contacts, their areas of special responsibilities, and for L&H contacts, escalation procedures for dealing with any problems.

Develop publishing model

         The objective here is to define how the roles defined above interact with each other. The result should be a publishing model (a diagram depicting a process) that allows both rapid publishing of information, and appropriate oversight for the client and the L&H project manager.


         This diagram would be delivered in conjunction with the contact list that is a deliverable of the `Defining roles and responsibilities' stage. The client would be asked to sign-off both items to indicate their acceptance of the process and the roles of individuals involved.

Audit content

         The objective of this exercise is to establish how much information the client wishes to publish on the web-site initially, and how much of this information needs to be created / converted from legacy data or paper. The total quantity of content being published has an obvious influence on the price.


         Facts that should be ascertained include:

o        Total quantity of content

o        How much of that content is in existence

o        What form existing content is available in

o        What content has to be created

o        What content has to be converted from legacy data / paper

o        Whether the client requires assistance in creating that content


         The deliverable from this phase is a register of available content and content to be created. This content register will act as an important document for tracking the progress of the project in Phase 2.


         The client will be asked to sign off the content asset register content creation register, including the assessment of the total quantity of content to be included in the site.

Develop information structure - define navigation

         The information and navigation structure can be developed following the assessment of the quantity of information that will be published on the site, and sign-off of look and feel.


         The structure will be influenced by the audiences identified for the site, and the content identified for the site. The deliverable from this stage would be a diagram illustrating the way information would be structured within the site, and how users would move from one section to another. The diagram would also indicate what quantities of information would be included within each section of the web-site.


         The client would then be requested to sign-off the site structure diagrams.

Develop functional specification

         There are two crucial technical aspects of developing a web project:

o Functional specification - this defines what the web-site will do (its functionality)

o Technical specification - this defines how the defined functionality will be achieved


         In order to develop the functional specification, L&H would work with the client to answer a series of questions, covering all aspects of web-site functionality. These would cover a wide variety of issues, including:

o        Target web-browsers (if any)

o        Target screen resolution (if any)

o        Multimedia functionality required (if any)

o        E-commerce functionality required (if any)

o        Dynamic publishing functionality required (if any)

o        Database integration functionality required (if any)

o What editor the client wishes to use to edit the site following delivery, if any (e.g. FrontPage, etc.)

o What feedback functionality is required, if any (e.g. forms, forums, etc.)

o        What search functionality is required (if any)

o Any other functionality that the client requires or technologies that they would like to see used - this could cover anything from digital certificates or streaming media to integration with legacy database systems.


         When all of this information had been gathered, L&H would ask the client to sign-off the functional specification - this would be a brief description of what the web-site will do, complete with a listing of all functional information gathered. Client acceptance of the functional specification will allow L&H to develop a technical specification (see below).


         L&H would of course provide all assistance to the client in determining the functional specification, explaining or demonstrating any and all issues that might prove problematic.

Technical specification

         The technical specification for the web-site is an internal document for use by L&H. The technical specification will be designed to best achieve the desired functionality, using the best and most appropriate technologies.


         The technical specification will be available for the client to see at any time.

Develop project plan

         A project plan will be developed, identifying the major stages of the development, key project dependencies, milestones and sign-off points, and predicting a finish date for the project based on an assumed start-date.


         The client will be asked to sign-off the project plan, indicating their acceptance of the timescales, project elements and project dependencies involved in developing the project.


         The client will be asked to sign off on project deliverables as they are delivered, so that the project can move to the next phase.










Fixed price costing for build and implementation

         Following the completion of all appropriate elements for Phase 1, L&H would be in a position to submit a detailed specification for Phase 2. This would be developed into a proposal for the client that included a fixed price and a detailed scope of supply for the project.




Phase 2 - design and build
Creation of shell and graphics

         The Phase 1 exercise should have broadly identified the number of page types that will be required (e.g. home page, first level page, second level page, etc.). HTML shells will be created for each of these page types.


         This will demonstrate the proposed look and feel for the site (use of graphics and icons, etc.), how the pages will look and how the navigation will work.


         These shells will be made available to the client for comments, and when all design and navigation change requests have been incorporated, the client will be asked to sign them off. Significant changes subsequent to this sign-off would be considered a variation of the project.

Integration of content

         When the HTML page-types for the web-site have been signed off, they can be populated with the content that has been provided by the client. This includes all page information, associated documents, PDFs, etc.


         L&H will incorporate all supplied content into the HTML shells, and incorporate all graphics and downloadable files.

Site testing against target specification

         L&H will test the system against the target specification defined in Phase 1. This will include testing the system in all specified browsers and screen resolutions.


         When the system has been fully tested, and any elements of the system that fail to meet the functional specification have been amended, the client will be asked to sign off the system, indicating their acceptance of the system.


         Following sign-off, the system would be covered by L&H's standard 28-day warranty, during which period minor errors or technical problems would be fixed by L&H (this would not include the addition of any new content or extra functionality).

Site marketing and launch

         L&H would offer a variety of site marketing and launch support activities to a client:

Registration with search engines

         L&H would offer to register the site with Internet search engines and directories. To take advantage of this, the client would be asked to submit keywords, a brief company description and contact details for the client that would be used when registering the site. The client would be asked to sign-off these details, and to indicate their understanding that L&H could in no way guarantee the subsequent performance of the search engines with regard to the web-site in question.


         This activity could be included within the scope of the Phase 2 proposal, or submitted to the client as a separate, costed proposal.

PR and promotion

         L&H have the capability to provide various types of support to companies launching a web-site. This could include advice on public relations and ways of promoting the web-site, provision of printed design materials for employees or customers, or design of banner-adverts for deployment on the World Wide Web.


         These activities could be included within the scope of the Phase 2 proposal, or submitted to the client as a separate, costed proposal. In either case, they would be properly scoped and costed, in terms of deliverables or hours of effort, and a mechanism would be included to record customer acceptance once the work had been carried out.

Site management

         L&H  have  the   capability  to  take  full   responsibility   for  the
administration of the web-site following delivery, including:

o        Updating and amending the site

o        Archiving of material on the site

o Dealing with site design and management related queries generated from the site

o        Dissemination of weekly statistics concerning site use, etc.


         Should the client require L&H to maintain the web-site, L&H would normally define the expectations, responsibilities, response times and charges involved in the maintenance and support of the web-site in a separate, costed Service Level Agreement, following the completion of Phase 2 of the project (see Appendix A).


         This Service Level Agreement would define procedures for publishing on the web-site, and the roles and responsibilities of the client and L&H. It would also define what site usage statistics the client required, how frequently these were to be generated and what format they would be presented to the client in. L&H's charges for the complete range of services would be presented, and if L&H personnel were to work on client premises, all issues pertaining to that situation would be considered, and arrangements agreed.


         The client would be asked to sign-off the Service Level Agreement before site maintenance could begin.




Costing

         L&H are happy to break down all charges for the purposes of its clients. The breakdown can include:

o        How personnel resources have been allocated for the project

o        Daily or hourly rates for different types of personnel

o        Materials expenditure anticipated for a project

o        Costs by phase

o        Costs by activity

o        Overtime rates where applicable


         How these costs would be broken down in an individual proposal would normally depend on the nature of the project.

Commercial
Intellectual Property

         Subject to any pre-existing third party rights the intellectual property rights in any project would normally vest with the client.

Validity

         Proposals are normally valid for a period of 28 days from the date of the proposal.

Variance

         L&H reserve the right to submit a variation request if the scope of the work, as outlined in the proposal, changes.

Part Invoicing

         L&H reserve the right to invoice on a monthly basis for completed elements of any proposed project.









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                                    EXHIBIT C
                                 CRISIS SERVICES

Performance and response standards.  [To be added]